a21 Announces Organizational Changes for SuperStock

Ellen Boughn takes over top content role

JACKSONVILLE, Fla.--(BUSINESS WIRE)—June 12, 2006--a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, today announced that Haim Ariav, a21’s Chief Creative Officer and the Chief Creative Officer and President of a21’s subsidiary SuperStock no longer remains with the Company. Mr. Ariav has resigned from the Board of Directors of a21.

“I would like to thank Haim for his contributions to the Company’s development since 2001 and wish him well in the future,” added Albert H. Pleus, Chairman and CEO of a21.

Industry veteran Ellen Boughn, SuperStock’s Vice President, Content Strategy, who joined the Company in March 2006, has assumed Mr. Ariav’s duties. She will continue to be responsible for driving overall content strategy and influencing the procurement and production of visual content. Ms. Boughn served as Vice President at UpperCut Images before joining SuperStock. Her industry experience includes work at some of the Industry's most influential stock photography agencies including Corbis and Stone, now a part of Getty Images (NYSE: GYI).

"Since joining SuperStock, Ellen has helped to create a sharper focus in the areas of content sourcing and visual portfolio management," noted Thomas V. Butta, CEO of SuperStock and Vice-Chairman and President of a21. "She is an asset to our company and a benefit to our customers.”

About a21

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), Ingram Publishing (www.ingrampublishing.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in New York, Florida, Iowa, and the United Kingdom, provide a valuable and viable choice to photographers, artists, photography agencies and other customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.